Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DELUXE CORPORATION

ARTICLE I

The name of this Corporation shall be DELUXE CORPORATION.

ARTICLE II

The general nature and purpose of the business of this Corporation shall be as follows:

The Corporation shall have general business purposes.

ARTICLE III

The period of duration of this Corporation shall be perpetual.

ARTICLE IV

The location and post office address of the registered office of this Corporation is 3680 Victoria Street North, Shoreview, Minnesota 55126.

ARTICLE V

The total authorized number of shares of this Corporation shall consist of 500,000,000 shares, all of one class and of the par value of $1.00.  Voting by shareholders shall not be cumulative.

ARTICLE VI

The amount of stated capital with which this Corporation shall begin business shall be $1,000.00.

ARTICLE VII

The business of this Corporation shall be managed by a Board of Directors of not less than three (3) nor more than eleven (11) Directors, the number to be determined from time to time by the Board of Directors.  Vacancies resulting from newly created directorships due to increases in the size of the Board shall be filled by majority vote of the existing Directors.  Each Director elected to fill a vacancy shall hold office until the next annual meeting of the shareholders.  Directors shall be shareholders of the Corporation.

The names and post office addresses and terms of office of the first Board of Directors of this Corporation are as follows:

Name	Post Office Address	Term of Office

W. R. Hotchkiss	St. Paul, Minnesota	One Year
Einar E. Swanson	Minneapolis, Minnesota	One Year
K. Sander	St. Paul, Minnesota	One Year

ARTICLE VIII

The names and post office addresses of each of the incorporators are as follows:

Name	Post Office Address

W. R. Hotchkiss	St. Paul, Minnesota
Einar E. Swanson	Minneapolis, Minnesota
K. Sander	St. Paul, Minnesota

ARTICLE IX

The Board of Directors of this Corporation shall have authority to accept or reject subscriptions for shares made after incorporation, and may grant options to purchase or subscribe for shares of any class or classes, free of any preemptive right of stockholders.

ARTICLE X

The Board of Directors shall have power to make and alter the Bylaws of this Corporation, subject to the power of the shareholders to change or repeal such Bylaws.

ARTICLE XI

(1)
Whether or not a vote of shareholders is otherwise required, the affirmative vote of the holders of not less than seventy percent (70%) of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) with any "Related Person" (as hereinafter defined) involving the Corporation, or the approval or authorization by the Corporation in its capacity as a shareholder of any Business Combination involving a "Subsidiary" (as hereinafter defined) which requires the approval or authorization of the shareholders of the Subsidiary; provided, however, the seventy percent (70%) voting requirement shall not be applicable if:

(a)           The "Continuing Directors" (as hereinafter defined) by a majority vote have expressly approved the Business Combination; or

(b)           The Business Combination is a merger, consolidation, exchange of shares, or sale of all or substantially all of the assets of the Corporation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of common stock of the Corporation other than the Related Person is not less than the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends, and like distributions), paid by the Related Person in acquiring any of its holdings of the Corporation's common stock.

(2)
The affirmative vote of the holders of not less than fifty percent (50%) of the outstanding shares of Voting Stock of the Corporation shall be required for the purchase, direct or indirect, by the Corporation, of any securities of the Corporation from a Related Person (except pursuant to an offer of purchase made to all holders of such securities).

(3)	For the purpose of this Article XI:

(a)	The term "Business Combination" shall mean:

(i)	any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person;

(ii)
any exchange of shares of the Corporation or a Subsidiary for shares of a Related Person which, in the absence of this Article, would have required the affirmative vote of at least a majority of the voting power of the outstanding shares of the Corporation entitled to vote or the affirmative vote of the Corporation, in its capacity as a shareholder of a Subsidiary;

(iii)
any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including without limitation any voting securities of a Subsidiary) or of a Subsidiary, to or with the Corporation or a Subsidiary;

(iv)
any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets of a Related Person to or with the Corporation or a Subsidiary;

(v)
the issuance to a Related Person of any securities (except pursuant to stock dividends, stock splits, or similar transactions which would not have the effect of increasing the proportionate voting power of a Related Person) of the Corporation or of a Subsidiary;

(vi)	any recapitalization or reclassification that would have the effect of increasing the voting power of a Related Person; and

(vii)	any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b)
The term "Related Person" shall mean and include any individual, corporation, partnership, or other person or entity which, together with its "Affiliates" and "Associates" (as defined on February 8, 1985, by Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined on February 8, 1985, by Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate five percent (5%) or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate (other than the Corporation, or a wholly-owned subsidiary of the Corporation) of any such individual corporation, partnership, or other person or entity.

(c)
The term "Substantial Part" shall mean more than thirty percent (30%) of the fair market value of the total assets of the Corporation or Related Person in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(d)
Without limitation, any shares of common stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed beneficially owned by the Related Person.

(e)
The term "Subsidiary" shall mean any corporation, a majority of the equity securities of any class of which are owned by the Corporation, by another Subsidiary, or in the aggregate by the Corporation and one or more of its Subsidiaries.

(f)
The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(g)	The term "Continuing Director" shall mean:

(i)
a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the Business Combination in question became a Related Person; and

(ii)
any person becoming a Director whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the Continuing Directors; provided, however, that in no event shall a Related Person involved in the Business Combination in question be deemed to be a Continuing Director.

(4)	For the purposes of this Article XI, the Continuing Directors by a majority vote shall have the power to make a good faith determination, on the basis of information known to them, of:

(i)	the number of shares of Voting Stock of the Corporation that any person or entity Beneficially Owns;

(ii)	whether a person or entity is an Affiliate or Associate of another;

(iii)	whether the assets subject to any Business Combination constitute a Substantial Part;

(iv)	whether any business transaction is one in which a Related Person has an interest;

(v)
whether the cash or fair market value of the property, securities or other consideration to be received per share by holders of common stock of the Corporation other than the Related Person in a Business Combination is an amount at least equal to the highest per share price paid by the Related Person; and

(vi)	such other matters with respect to which a determination is required under this Article XI.

(5)
The provisions set forth in this Article XI may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than seventy percent (70%) of the outstanding shares of Voting Stock of the Corporation.

ARTICLE XII

No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such Director as a Director; provided, however, that this Article XII shall not limit or eliminate the liability of a Director to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 80A.23 or Section 302A.559 of the laws of Minnesota, or (iv) for any transaction from which the Director derived an improper personal benefit.  No amendment to or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation with respect to any act or omission of such Director occurring to such amendment or repeal.

I certify that the foregoing Amended and Restated Articles of Incorporation of the Corporation were duly adopted in accordance with the statutes of the State of Minnesota, the Bylaws and Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of September, 2010.

/s/ Anthony C. Scarfone
Anthony C. Scarfone Sr. Vice President, General Counsel & Secretary Deluxe Corporation